Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 Fort Lee NJ 07024
P.O. Box 436402 San Ysidro CA 92143-9402
619-623-7799 Fax 619-564-3408 stan2u@gmail.com


To Whom It May Concerns:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of January 20, 2010, on the audited financial statements of Flex Capital Corp. as of December 31, 2009 and for the period beginning October 27, 2009 ( its inception) to December 31, 2009 in Form S-1/A Amendment No 4 to be filed on or around July 20, 2010 with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Stan J.H. Lee, CPA
______________________
Stan J.H. Lee, CPA
July 20, 2010